Exhibit 16.1

James Pai CPA PLLC

December 26, 2024

U.S. Securities and Exchange Commission

100 F Street, N.E.

Washington DC 20549

Ladies and Gentlemen:

We have read Item 4.01 of Sino United Worldwide Consolidated Ltd. of Form 8-K

dated December 26, 2024, and are in agreement with the statements in Item 4.01 contained therein, as they relate to our firm.

Very truly yours,

/s/  James Pai CPA PLLC

James Pai CPA PLLC